Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Neos Therapeutics, Inc. of our report dated April 24, 2015, except for the Reverse Stock Split paragraph of Note 20, as to which the date is July 10, 2015, relating to our audits of the consolidated financial statements of Neos Therapeutics, Inc., which appears in the Registration Statement on Form S-1, as amended (No. 333-205106) and related Prospectus of Neos Therapeutics, Inc. filed with the Securities and Exchange Commission.

/s/ McGladrey LLP

New York, NY

July 29, 2015